EXHIBIT 99.1
EAGLE ROCK ENERGY PARTNERS, L.P. ANNOUNCES CHIEF FINANCIAL OFFICER RICHARD W. FITZGERALD
INJURED IN ACCIDENT, NAMES ACTING CHIEF FINANCIAL OFFICER
HOUSTON — Eagle Rock Energy Partners, L.P. (Nasdaq: EROC) (“Eagle Rock” or the “Partnership”) announced today that Richard W. FitzGerald, its senior vice president and chief financial officer, suffered a serious accident while on vacation last week. The extent of his injuries is unknown at this time, but it is believed that it will keep Mr. FitzGerald away from his activities at Eagle Rock for a period of time. While the severity of Mr. FitzGerald’s injuries has not been determined, in order to safeguard the integrity and day to day functioning of Eagle Rock’s financial and accounting processes, the Board of Directors of Eagle Rock Energy G&P, LLC (the general partner of the Partnership) has named Mr. Alfredo Garcia as acting chief financial officer. Mr. Garcia will retain his position as senior vice president of corporate development. Mr. Garcia previously held the position as chief financial officer of Eagle Rock’s predecessor entities from February 2004 through August 2006 and was instrumental in the early stage consolidation, growth through acquisitions and development of Eagle Rock’s predecessor entities leading to the Partnership’s Initial Public Offering in October 2006.
Joseph A. Mills, chairman and chief executive officer of Eagle Rock, stated, “ Our prayers for a speedy recovery go out to Rick and his family during this difficult time and we are hopeful that he will shortly return to his normal activities at Eagle Rock. It is incumbent on us, however, to make sure that Eagle Rock continue to perform and meet its obligations with all its constituents, particularly its unitholders, and have therefore determined to name an acting chief financial officer while Rick regains his health. We are comforted by the fact that during the last twelve months, Eagle Rock has built a solid financial platform and accounting staff to support these activities, and with Alfredo’s intimate knowledge of the business and previous experience as Eagle Rock’s chief financial officer, we are highly confident that this will happen.”
The appointment of Mr. Garcia as acting chief financial officer is effective immediately.
Eagle Rock Energy Partners, L.P. is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, developing, and producing oil and gas interests. Its corporate office is located in Houston, Texas.
This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.